Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Joanna Poeck, hereby states as follows:

I, Joanna Poeck, assisted with the preparation of the “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska” with an effective date of June 30, 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in this Registration Statement on Form S-1.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the name of SRK Consulting (U.S.), Inc. in the Form S-1 concerning the Technical Report.

Date: September 27, 2017	By:	/s/ Joanna Poeck

Name: Joanna Poeck, B.Eng., SME-RM, MMSA-QP Title: Senior Consultant, Mining Engineer, SRK Consulting (U.S.), Inc.